                                                                    Exhibit 99.1

                             [LITTELFUSE LETTERHEAD]

NEWS RELEASE

CONTACT:  PHIL FRANKLIN,
VICE PRESIDENT, OPERATIONS SUPPORT & CFO   (847) 391-0566


     LITTELFUSE REPORTS FOURTH QUARTER RESULTS AT THE HIGH END OF GUIDANCE

         DES PLAINES, ILLINOIS, FEBRUARY 6, 2007 - Littelfuse, Inc. (NASDAQ/NGS:LFUS) today reported sales and earnings for the fourth quarter and full year of 2006.

Fourth Quarter Highlights

         o Sales for the fourth quarter of 2006 were $127.8 million, up $12.5 million or 10.8% compared to the fourth quarter of 2005. This increase reflects acquisitions ($5.2 million), favorable currency effects ($2.7 million) and higher sales in Asia resulting from growth in both the electronics and automotive markets.

         o Sales in the fourth quarter of 2006 were down 10.9% compared to the third quarter of 2006. This was within the range of the company's previous guidance, which called for a 10-15% sequential sales decrease. This sales decrease reflected seasonal factors and an inventory correction in the electronics markets.

         o Diluted earnings per share for the fourth quarter of 2006 were $0.21 compared to diluted earnings per share of $0.23 for the fourth quarter of 2005. Earnings for the fourth quarter of 2006 included $2.7 million of pre-tax restructuring charges related primarily to the previously announced move of the Texas wafer fabrication facility to China and a $1.4 million one-time benefit from a favorable tax law change in Germany.

         o Adjusted diluted earnings per share for the fourth quarter of 2006 (see Supplemental Schedule) were $0.25. This excludes the restructuring charges mentioned above and normalizes the tax rate to 32%, which is the company's best estimate of the average tax rate going forward. Adjusted earnings per share of $0.25 were at the upper end of the company's previous guidance, which called for earnings in the range of $0.18 to $0.25 per share, reflecting sales at the higher end of guidance and a lower-than-expected tax rate.

                                     -more-

         o Cash flow from operating activities was a record $26.0 million for the fourth quarter of 2006 compared to $10.8 million for the prior year quarter. The increase in cash flow was primarily the result of a $16.9 million reduction in accounts receivable.

         o The book-to-bill ratio for electronics for the fourth quarter of 2006 was .88. This is down from .91 for the third quarter of 2006 and consistent with the expectation of an inventory correction that carries into the first quarter of 2007.

         o As expected, overall capacity utilization for electronics dropped from about 85% in the third quarter to approximately 80% in the fourth quarter of 2006.

     Full Year Highlights

         o Sales for 2006 were a record $534.9 million, up $67.8 million or 14.5% compared to the prior year primarily reflecting strong growth in the electronics business across all regions. Also contributing to the 2006 sales increase were revenue from recent acquisitions ($11.8 million), automotive growth outside of North America and continued steady growth in the electrical business.

         o Diluted earnings per share for 2006 were $1.06, up 36% from $0.78 in the prior year due primarily to increased sales, cost reductions and a lower effective tax rate partially offset by higher restructuring charges in 2006.

         o Cash from operating activities was a record $81.4 million for 2006, compared to $38.1 million for 2005 reflecting stronger profitability and improved working capital performance. This enabled the company to fund $19.6 million of capital expenditures, $37.8 million of acquisitions and $10.3 million of stock repurchases and still increase its cash balance.

         "2006 was a year of great progress on many fronts," said Gordon Hunter, Chief Executive Officer. "We ramped up our organic growth initiatives. We closed four acquisitions and reached a definitive agreement on a fifth. We successfully completed the Swindon, England and Witten, Germany plant moves to China and the move of the thin film fuse back-end from Des Plaines, Illinois to the Philippines. In addition, we announced and have begun to execute plans to move manufacturing out of Ireland and Irving, Texas to China. Throughout 2006, we were busy building the foundation for improved future financial performance, and in the process we significantly increased earnings and set a new Littelfuse record for cash flow."




                                     -more-

Current Outlook

         o Sales for the first quarter of 2007 are expected to be at a similar level to sales for the fourth quarter of 2006.

         o Earnings for the first quarter of 2007 are expected to be in the range of $0.32 to $0.37 per share.


"It appears as if the electronics inventory correction will be with us through the first quarter, but for the year we expect the overall business to grow approximately 3-5%," said Hunter. "Even with this modest growth, our cost reduction initiatives should drive margin improvement as the year progresses. We still believe that earnings of $2.00 per share is achievable in 2007."

Conference Call Webcast Information

         Littelfuse will host a conference call today, Tuesday, February 6, 2007 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the fourth quarter results. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through March 31, 2007 and can be accessed through the Web site listed above.

About Littelfuse

         As the worldwide leader in circuit protection products and solutions with annual sales of $534.9 million in 2006, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor(R), Wickmann(R) and Pudenz(R) brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.

         For more information, please visit Littelfuse's web site at www.littelfuse.com.

--------------------------------------------------------------------------------
"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.
--------------------------------------------------------------------------------

                                     -more-

                                LITTELFUSE, INC.
                         SALES BY GEOGRAPHY AND MARKET*
                              (Dollars in millions)

                                     FOURTH QUARTER                                      YEAR-TO-DATE
                          --------------------------------------           --------------------------------------
                              2006            2005      % CHANGE               2006            2005      % CHANGE
                              ----            ----      --------               ----            ----      --------
GEOGRAPHY
Americas                  $   48.0        $   49.0          -1.9%          $  216.0        $  199.9           8.0%
Europe                        26.9            23.3          15.3%             111.6            98.3          13.5%
Asia Pacific                  52.9            43.1          22.8%             207.3           168.9          22.7%
                          --------        --------          ----           --------        --------          ----

           TOTAL          $  127.8        $  115.4          10.8%          $  534.9        $  467.1          14.5%
                          ========        ========          ====           ========        ========          ====


                                     FOURTH QUARTER                                    YEAR-TO-DATE
                          --------------------------------------         --------------------------------------
                              2006            2005      % CHANGE             2006            2005      % CHANGE
                              ----            ----      --------             ----            ----      --------
MARKET
Electronics               $   85.5        $   77.3          10.7%        $  365.5        $  305.9          19.5%
Automotive                    30.8            27.8          10.9%           123.6           118.6           4.2%
Electrical                    11.5            10.3          11.4%            45.8            42.6           7.5%
                          --------        --------          ----         --------        --------          ----
           TOTAL          $  127.8        $  115.4          10.8%        $  534.9        $  467.1          14.5%
                          ========        ========          ====         ========        ========          ====



* Amounts exclude Efen.


                                     -more-

                                LITTELFUSE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data, unaudited)

                                                                  For the Three Months Ended    For the Twelve Months Ended
                                                                ----------------------------    ---------------------------
                                                                 DEC 30,          Dec 31,         DEC 30,          Dec 31,
                                                                  2006             2005            2006             2005
                                                                 -------         --------         -------         --------



Net sales                                                       $ 127,836       $ 115,373       $ 534,859       $ 467,089
Cost of sales                                                      89,747          77,468         373,596         322,537
                                                                ---------       ---------       ---------       ---------
Gross profit                                                       38,089          37,905         161,263         144,552

Selling, general and administrative expenses                       26,986          24,024         110,581          98,536
Research and development expenses                                   4,609           3,890          18,708          16,672
Amortization of intangibles                                         1,096             877           3,116           2,378
                                                                ---------       ---------       ---------       ---------

Operating income                                                    5,398           9,114          28,858          26,966

Interest expense                                                      374             470           1,626           2,098
Other (income) expense                                               (547)            147          (2,174)         (3,068)
                                                                ---------       ---------       ---------       ---------
Earnings from continuing operations before
    minority interest and income taxes                              5,571           8,497          29,406          27,936

Minority interest                                                      --             (48)             --             (86)
Income taxes                                                          927           3,684           6,170          11,440
                                                                ---------       ---------       ---------       ---------
Earnings from continuing operations                                 4,644           4,861          23,236          16,582

Discontinued operations (net of tax)                                   --             382             588           1,128
                                                                ---------       ---------       ---------       ---------
Net income                                                      $   4,644       $   5,243       $  23,824       $  17,710
                                                                =========       =========       =========       =========
Net income per share:
    Basic:
        Continuing operations                                   $    0.21       $    0.22       $    1.04       $    0.74
                                                                =========       =========       =========       =========
        Discontinued operations                                 $      --       $    0.01       $    0.03       $    0.05
                                                                =========       =========       =========       =========
        Net income                                              $    0.21       $    0.23       $    1.07       $    0.79
                                                                =========       =========       =========       =========

    Diluted:
        Continuing operations                                   $    0.21       $    0.22       $    1.03       $    0.73
                                                                =========       =========       =========       =========
        Discontinued operations                                 $      --       $    0.01       $    0.03       $    0.05
                                                                =========       =========       =========       =========
        Net income                                              $    0.21       $    0.23       $    1.06       $    0.78
                                                                =========       =========       =========       =========

Weighted average shares and equivalent shares outstanding:
    Basic                                                          22,296          22,305          22,305          22,413
                                                                =========       =========       =========       =========
    Diluted                                                        22,424          22,415          22,434          22,582
                                                                =========       =========       =========       =========


                                     -more-

                                LITTELFUSE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands, unaudited)

                                                                  DECEMBER 30, 2006    December 31, 2005
                                                                  -----------------    -----------------
ASSETS:
Cash and cash equivalents                                              $ 56,704          $ 21,947
Accounts receivable, net                                                 83,901            80,303
Inventories                                                              65,961            63,423
Deferred income taxes                                                    12,382            11,927
Assets held for sale (Efen)                                                  --            17,633
Other current assets                                                      9,821             7,936
                                                                       --------          --------

Total current assets                                                    228,769           203,169

Property, plant, and equipment, net                                     125,516           125,493
Intangible assets, net                                                   26,648            14,742
Goodwill                                                                 67,500            54,440
Investments                                                               5,231             5,590
Deferred income taxes                                                     9,746                --
Other assets                                                              1,556               497
                                                                       --------          --------

    Total assets                                                       $464,966          $403,931
                                                                       ========          ========



LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts payable                                                       $ 23,334          $ 20,457
Accrued payroll                                                          22,468            20,128
Accrued expenses                                                         12,579             8,141
Accrued severance                                                        10,670             7,866
Accrued income tax                                                       12,657             9,920
Liabilities held for sale (Efen)                                             --             6,722
Current portion of long-term debt                                        24,328            26,682
                                                                       --------          --------

Total current liabilities                                               106,036            99,916

Long-term debt                                                            1,785                --
Accrued severance                                                        18,879                --
Deferred income taxes                                                        --             1,879
Accrued post-retirement benefits                                         28,931            19,268
Other long-term liabilities                                               5,527             5,658
Minority interest                                                           143               144
Shareholders' equity                                                    303,665           277,066
                                                                       --------          --------

   Total liabilities and shareholders' equity                          $464,966          $403,931
                                                                       ========          ========


Common shares issued and outstanding
    of 22,110,674 and 22,229,288,
    at December 30, 2006, and December 31, 2005, respectively

                                     -more-

                                LITTELFUSE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands, unaudited)


                                                           For the Three Months Ended     For the Twelve Months Ended
                                                           --------------------------     ---------------------------
                                                             DEC 30,         Dec 31,        DEC 30,         Dec 31,
                                                              2006            2005           2006            2005
                                                              ----            ----           ----            ----
Operating activities:
Net Income                                                 $  4,644        $  5,243        $ 23,824        $ 17,710
Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                            6,550           7,039          29,749          28,738
      Amortization                                            1,096             905           3,116           2,495
      Gain on sale of LC Fab                                     --          (1,400)             --          (1,400)
      Stock-based compensation                                1,284              --           5,187              --
Changes in operating assets and liabilities:
      Accounts receivable, net                               16,884            (248)          2,970          (9,301)
      Inventories                                               848            (251)          1,240           6,594
      Accounts payable and accrued expenses                  (5,006)          4,864          19,969          (1,134)
      Accrued and deferred taxes                             (1,229)         (5,020)         (6,491)         (5,590)
      Prepaid expenses and other                                451            (322)          1,351              30
                                                           --------        --------        --------        --------
Net cash provided by operating activities                    25,522          10,810          80,915          38,142

Cash used in investing activities:
Purchases of property, plant and equipment                   (5,497)         (5,385)        (19,613)        (27,328)
Purchase of businesses, net of cash acquired                   (199)         (2,241)        (37,841)         (3,658)
Sale of property, plant and equipment                         2,827              89          14,401              89
Sale of LC Fab                                                  500             600             500             600
                                                           --------        --------        --------        --------
Net cash used in investing activities                        (2,369)         (6,937)        (42,553)        (30,297)

Cash used in financing activities:
      Proceeds from debt                                      8,000           2,139          43,273          48,819
      Payments of debt                                       (9,691)        (15,502)        (45,626)        (55,616)
      Notes receivable, common stock                             --              --               7           3,533
      Proceeds from exercise of stock options                   777              94           5,734           3,844
      Purchases of common stock                              (9,610)         (2,872)        (10,262)        (12,832)
      Excess tax benefit on share-based compensation             60              --             468              --
                                                           --------        --------        --------        --------
Net cash used in financing activities                       (10,464)        (16,141)         (6,406)        (12,252)

Effect of exchange rate changes on cash                       1,126            (118)          2,801          (2,229)
                                                           --------        --------        --------        --------

Increase (decrease) in cash and cash equivalents             13,815         (12,386)         34,757          (6,636)

Cash and cash equivalents at beginning of period             42,889          34,333          21,947          28,583
                                                           --------        --------        --------        --------
Cash and cash equivalents at end of period                 $ 56,704        $ 21,947        $ 56,704        $ 21,947
                                                           ========        ========        ========        ========



                                     -more-

                                LITTELFUSE, INC.
                            SUPPLEMENTAL INFORMATION
                (in thousands, except per share data, unaudited)

                                                      For the Three
                                                      Months Ended
                                                      ------------

                                                      Dec 30, 2006
                                                      ------------

Net sales                                              $ 127,836
Cost of sales                                             89,747
    Special charges (1)                                   (2,714)
                                                       ---------
Adjusted cost of sales                                    87,033

Adjusted gross profit                                     40,803
   % of sales                                               31.9%

Selling, general and administrative expenses*             26,986

Operating expenses                                        32,691
                                                       ---------
   % of sales                                               25.6%

Adjusted operating income                                  8,112
   % of sales                                                6.3%

Interest/other                                              (173)
                                                       ---------
Adjusted income before tax                                 8,285

Adjusted income tax expense                                2,651
                                                       ---------
   Effective rate                                           32.0%

Adjusted net income                                    $   5,634
                                                       =========

Adjusted earnings per share                            $    0.25
                                                       =========

Diluted shares                                            22,424
                                                       =========


Note: The company believes that adjusted net income is more indicative of the company's ongoing operating performance than GAAP net income since it excludes charges that are related to the closure of legacy operations and estimates an average tax rate going forward.

* Selling, general and administrative expenses includes stock-based compensation expense of $1,283 and $5,187 for the three and twelve months ended December 30, 2006, respectively.

Special Charges:

(1) Special charges relate primarily to expenses related to the closure of the Irving, Texas location.



                                      # # #